Exhibit 11.1

                     VMARK SOFTWARE, INC. AND SUBSIDIARIES
                     COMPUTATION OF INCOME PER COMMON SHARE
                     (In thousands, except per share data)
                                  (unaudited)




                                            Three Months Ended
                                           --------------------
                                           March 31,   April 2,
Primary Income Per Common Share              1996        1995
- - -------------------------------            ---------   --------
Weighted Average Number of Common and
  Common Equivalent Shares Outstanding:
    Common Stock                           8,129        7,916
    Common equivalent shares resulting
     from stock options (treasury
     stock method)                           223          445
                                          ------       ------
      Total                                8,352        8,361
                                          ======       ======
Net income applicable to common stock     $  559       $1,513
                                          ======       ======
Income per Common Share                   $  .07       $  .18
                                          ======       ======

Fully Diluted Income Per Common Share
- - -------------------------------------
The effect of full dilution on income
per common share is antidilutive
and therefore is not shown.



                                       15